UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 30, 2022

1895 BANCORP OF WISCONSIN, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-40609	61-1993378
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7001 West Edgerton Avenue, Greenfield, Wisconsin		53220
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (414) 421-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BCOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2022, 1895 Bancorp of Wisconsin, Inc. (the “Company”) and PyraMax Bank, FSB (“PyraMax Bank”), the wholly owned subsidiary of the Company, announced that Richard Hurd, Chief Executive Officer of the Company and the Bank, had relinquished his role as Chief Executive Officer of the Company and the Bank and will assume the role as Executive Vice President - Strategic Planning Officer in order to continue to provide leadership and direction to the Bank and the Company, effective as of October 1, 2022.  Mr. Hurd’s change in duties is not the result of any dispute or disagreement with the Company or PyraMax Bank.

In addition, Thomas Peterson, Senior Vice President and Chief Lending Officer of the Company and the Bank, announced his intention to step down from his position as Chief Lending Officer of the Bank while continuing to work part-time for the Bank as a Commercial Lending Officer, effective as of November 1, 2022.  Mr. Peterson’s change in duties is not the result of any dispute or disagreement with the Company or PyraMax Bank.

In consideration of the revised roles of Messrs. Hurd and Peterson, and in order to assure a smooth transition of the Company and the Bank, the Board of Directors of the Company and the Bank (collectively, the “Boards”) approved the following changes in executive titles and responsibilities of the Company’s and Bank’s executive officers effective as of October 1, 2022: (1) David Ball, the current President and Chief Operating Officer, has been promoted to the Chief Executive Officer and President of the Company and the Bank, with an increase in base salary to $313,635; (2) Monica Baker, the current Senior Vice President and Chief Brand Officer, has been promoted to Executive Vice President – Chief Operating Officer of the Company and the Bank, with an increase in base salary to $220,000, while maintaining her position as Chief Brand Officer; (3) Steven Klitzing, the current Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank, has been promoted to Executive Vice President – Chief Financial Officer and Treasurer of the Company and the Bank, with an increase in base salary to $220,000; and (4) Richard Hurd, the current Chief Executive Officer of the Company and the Bank, will assume the role as Executive Vice President - Strategic Planning Officer.  The Boards shall search for a new executive officer to serve as a Senior Vice President and Chief Lending Officer.

The Boards also entered into a First Amendment to Employment Agreement with each of Messrs. Hurd, Ball and Klitzing and with Ms. Baker (the “First Amendment(s)”), effective October 1, 2022.  The First Amendments reflect the changes set forth above with respect to the changes in executive titles and responsibilities of Messrs. Hurd, Ball and Klitzing and Ms. Baker, including the changes in base salary, as determined by the Boards. There were no other changes to the employment agreements.

The Boards also entered into a First Amendment to Employment Agreement with Mr. Peterson (also, a “First Amendment”), reflecting his reduced role and setting forth the following: (i) the change in his title to Senior Vice President and Commercial Lending Officer; (ii) a decrease in his hours to approximately 20 hours per week; (iii) a commensurate reduction in base salary and benefits; and (iv) reduced severance payments to the Executive upon an Event of Termination relating to a change in control that reflect his reduced role.
The foregoing descriptions of the First Amendments for Messrs. Hurd, Ball, Peterson and Klitzing and with Ms. Baker, are qualified in their entirety by reference to the copy of the First Amendments for each that are included as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this Current Report and are incorporated by reference into this Item 5.02.

A copy of the press release announcing the executive changes is included as exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Employment Agreement among PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc. and Richard Hurd

10.2	First Amendment to Employment Agreement among PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc. and David Ball

10.3	First Amendment to Employment Agreement among PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc. and Monica Baker

10.4	First Amendment to Employment Agreement among PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc. and Steven Klitzing

10.5	First Amendment to Employment Agreement among PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc. and Thomas Peterson

99.1	Press Release dated September 30, 2022

104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

1895 BANCORP OF WISCONSIN, INC.

DATE: October 4, 2022	By:	/s/ David Ball
David Ball
President and Chief Executive Officer